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                              Exhibit 2



                           April _____, 1995



Dear Stockholders of Dixon Ticonderoga Company:

     Your directors have voted to adopt a Shareholder Rights Plan and to issue as a dividend one Preferred Stock Purchase Right (a "Right") for each share of the Company's outstanding common stock. The Rights were issued on March 31, 1995 to stockholders of record on that date. No action by you is required at this time.

     The Rights contain provisions intended to protect stockholders against unfair or unequal treatment in the event of an unsolicited attempt to acquire the Company, including any accumulation by persons other than the Gino N. Pala Family Members of a 20% or greater stock position in the Company. Over 1,300 companies, including over half of the companies in the Fortune 500, have issued Rights comparable with those the Company is issuing. In adopting the Rights Plan, your Board has sought to protect stockholders against efforts to acquire the Company in ways and on terms which are not in the best interests of all stockholders. Coercive takeover tactics often pressure stockholders into giving up their investment without receiving fair value for their shares.

     The issuance of the Rights is not in response to any effort to acquire control of the Company, and the Board is not aware of any such efforts. The Rights are not intended to prevent a takeover of the Company. However, they should encourage any potential acquirer to negotiate with your Board, and they should tend to deter takeover attempts that are not approved by the Board.

     Enclosed is a summary description of the Rights, which I urge you to read carefully.

     Adoption of the Rights Plan neither weakens the financial strength of the Company nor interferes with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not presently taxable to you or to the Company and will not change the way in which you presently trade in the Company's shares. Stockholders may, however, recognize taxable income on or after the date the Rights become exercisable.

     If you have any questions, or would like a copy of the entire Rights Agreement, please feel free to write:

               Dixon Ticonderoga Company
               2600 Maitland Parkway, Suite 200
               Maitland, Florida  32751
               Attention: Corporate Counsel



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     Your Board of Directors and management are optimistic about the long-term potential of the Company. We feel deeply our responsibility to serve the best interests of all stockholders. You can be certain that we will continue to pursue business strategies and programs which are consistent with this responsibility.

                                   Sincerely,



                                   Gino N. Pala
                                   Chairman and Chief Executive
                                    Officer